Exhibit 10.19

[ENOVATION CONTROLS LETTERHEAD]

July 11, 2014

Dear Pat:

THIS LETTER AGREEMENT (this “Agreement”), made and entered into as of July 11, 2014 (the “Effective Date”), by and between you and Enovation Controls, LLC, an Oklahoma limited liability company (the “Company”), amends and restates in its entirety your original offer letter with the Company dated as of December 4, 2012, as amended on November 1, 2013 and July 11, 2014 (collectively, the “Prior Agreement”).

This Agreement confirms the terms and conditions of your continuing employment with the Company in the position of President & Chief Executive Officer (CEO) at an annual salary of $440,000 paid biweekly, reporting to the Enovation Controls Advisory Board. Your annual salary will be reviewed on an annual basis.

Following are more details regarding the offer of employment:

➢	You are eligible to participate in the applicable employee benefits, including Medical, Dental, Vision and 401(k). Furthermore, you are entitled to receive additional life insurance (above the normal policy) in the amount of $600,000 bringing your total life insurance coverage to $700,000. The Company provides a life insurance policy for your spouse in the amount of $25,000. The complete Summary of Employee Benefits was provided to you with the Prior Agreement.

➢	You are eligible to receive vacation which accrues biweekly at a rate of 6.15 hours. This is the equivalent of 160 hours (4 weeks) of vacation in a full calendar year and is available (vests) immediately.

➢	You are eligible for a bonus of up to 55% of your annual salary. The bonus consists of two components, structured as follows:

a)	You are eligible to participate in the Company’s Incentive Compensation Plan (OVERDRIVE) at a 15% target bonus, paid in accordance with the plan.

b)	You are eligible for an additional bonus outside the Company’s Incentive Compensation Plan in the amount of 40% of your annual salary based on specific metrics established by the Enovation Controls Advisory Board.

➢	Nothing in this Agreement will affect any existing rights you may have to the Class B Units and Class C Units of the Company that you previously received under the Enovation Controls Profits Interest Plan (herein, the “Prior Awards”). The Prior Awards will continue to be subject to the terms and conditions set forth in the individual award agreements evidencing the Prior Awards and the Enovation Controls Profits Interest Plan.

➢	While employed as President & CEO with the Company, the Company will pay for an annual physical at the Mayo Clinic in Scottsdale, Arizona, as well as the associated travel expenses.

➢	The Company will provide you a car allowance at a rate of $15,000 per year. This allowance is in addition to your normal salary and included in your biweekly pay.

➢	The Company supports your required travel in the following manner: international air travel will be business class and domestic air travel will be coach class.

➢	The Company supports your participation on the HDMA Board, and will support one or two other corporate boards.

➢	If you terminate your employment with the Company (or its successor) for “Good Reason” (as defined below) within 24 months of a Change in Control (as defined in Appendix A to this Agreement) you will receive (A) continuation of your full base pay for a period of twelve (12) months, payable in biweekly installments in accordance with the normal payroll practices of the Company (or its successor) and (B) continuation of all Company-paid insurance benefits for 12 months or until you accept a position with another company offering comparable benefits, whichever comes first.

➢	As used herein “Good Reason” means, without your express written consent, the occurrence of any of the following events: (A) a material adverse change in your title, the nature or scope of your authority, powers, functions, duties, responsibilities, or reporting relationship; (B) a material reduction in your rate of annual base salary; (C) a change in your primary employment location to a location that is more than 50 miles from its location immediately prior to such relocation; or (D) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations under this Agreement.

➢	Your employment may be terminated by you for Good Reason only if (X) you provide the Company (or its successor) with written notice of the event or circumstance giving rise to “Good Reason” within thirty (30) days after you have knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that you believe constitutes “Good Reason,” (Y) the Company (or its successor) fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (Z) you resign within thirty (30) days after the expiration of the cure period referenced in the preceding clause (Y).

➢	The Company will reimburse you for any attorney fees paid for the review of this Agreement and other related documents.

➢	You are entitled to a pre-determined severance as outlined below:

➢	For the duration (tenure) of your employment with the Company, you will receive certain severance benefits in the event that the Company breaches its obligations under this Agreement or your employment is terminated from the position of President & CEO with the Company other than for cause. As used herein, the term “Cause” means the termination of your employment as a result of (A) a demonstrated and material neglect or continued failure or refusal to perform the material duties of your position (other than any such failure resulting from your incapacity due to a disability), (B) a conviction of a felony or a crime involving moral turpitude, other than a traffic offense that is not punished by a sentence of incarceration or a felony related to hunting live game, (C) proven or admitted fraud that is not de minimis and that has caused, is causing, or reasonably is likely to cause harm to the Company or any of its affiliated or subsidiary entities, (D) misappropriation, theft or embezzlement, in each case that is not de minimis, that has caused, is causing, or reasonably is likely to cause harm to the Company or any of its affiliated or subsidiary entities, (E) willfully, recklessly, or grossly negligently engaging in misconduct that is materially injurious, monetarily or otherwise, to the Company or any of its affiliated or subsidiary entities, or (F) use of illegal drugs in the course of, related to or connected with the business of the Company or any of its affiliated or subsidiary entities. For this purpose, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or any of its affiliated or subsidiary entities.

➢	This Agreement provides for the following severance benefits:

1. Continuation of full base pay for a period of twelve (12) months in the event of the Company’s breach of its obligations under this Agreement or involuntary termination of your employment (the “severance period”).

2. Continuation of all Company-paid insurance benefits for 12 months or until you accept a position with another company offering comparable benefits, whichever comes first.

a. Your salary continuation will be paid in biweekly installments. In the event that you leave the employment of the Company voluntarily, you will not be entitled to any of the foregoing severance benefits.

b. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

c. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of this or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. Any action and or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Oklahoma (or, if appropriate, a federal court located within Oklahoma) and the Company, and you, each consent to the jurisdiction of such a court.

➢	The amounts payable to you pursuant to this Agreement are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related U.S. treasury regulations or official pronouncements and will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable to you under this Agreement is determined to be subject to Code section 409A, this Agreement will be construed in a manner that will comply with Code section 409A. Notwithstanding any provision to the contrary in this Agreement, if you are deemed on your termination date to be a “specified employee” within the meaning of Code section 409A, then any payments and benefits under this Agreement that are subject to Code section 409A and payable to you by reason of your termination of employment will be made or provided on the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of (1) the expiration of the six-month period measured from the termination date or (2) the date of your death (the “Delay Period”). Payments and benefits subject to the Delay Period will be paid or provided to you without interest for such delay. The phrase “termination of employment” and similar phrases as used throughout this Agreement refer to a “separation from service” within the meaning of Code section 409A. Each payment to you under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Code section 409A.

You hereby acknowledge and agree that you continue to be bound by and subject to the terms and conditions of the Confidentiality and Noncompetition Agreement, which you entered into in connection with the Prior Agreement, and the Company’s Drug Free Workplace Policy.

If you are in agreement with the terms and conditions outlined above, please sign and return one copy of this Agreement.

Sincerely,

/s/ Justin Bray 7/11/14

Justin Bray

Vice President, Organization Effectiveness & Development

/s/ Patrick W. Cavanagh	7/11/14
Accepted	Date

Appendix A

“Change in Control” means the occurrence of any of the following:

(a) a transaction or series of related transactions (other than an offering of common stock of Enovation Controls, Inc. (“ECI”) to the general public through a registration statement filed with the Securities and Exchange Commission) whereby a third party directly or indirectly becomes the Beneficial Owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of ECI representing fifty percent (50%) or more of the combined voting power of ECI’s then outstanding securities;

(b) during any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the board of directors of ECI (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board of Directors of ECI; provided, however, that an individual who becomes a member of the Board of Directors of ECI subsequent to the beginning of the twenty-four (24) month period will be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors;

(c) the consummation of a sale or disposition of all or substantially all of ECI’s assets in one or a series of related transactions, other than (i) such a sale, disposition or lease to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of ECI in substantially the same proportions as their ownership of ECI immediately prior to such sale or disposition or (ii) the distribution directly to ECI’s stockholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of ECI that represent substantially all of ECI’s assets;

(d) there is consummated a merger or consolidation of ECI or any direct or indirect subsidiary with any other corporation or other entity, other than (i) a merger or consolidation which results in (A) the voting securities of ECI outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary under an employee benefit plan of ECI or any subsidiary of ECI, more than fifty percent (50%) of the combined voting power of the securities of ECI or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the board of directors of ECI immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of ECI, the entity surviving such merger or consolidation or, if ECI or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of ECI (or similar transaction) in which no third party is or becomes the Beneficial Owner, directly or indirectly, of securities of ECI (not including in the securities Beneficially Owned by such third party any securities acquired directly from ECI or its affiliates) representing fifty percent (50%) or more of the combined voting power of ECI’s then outstanding securities; or

(e) the stockholders of ECI approve a plan of complete liquidation or dissolution of ECI.